June 2, 1995





VIA FACSIMILE

Investment Committee of the Board of Directors
Big O Tires, Inc.
11755 East Peakview Avenue
Englewood, Colorado  80111

Attn:  Frank L. Carney


Gentlemen:

     As you are aware, over the past two months the undersigned members of the senior management of Big O Tires, Inc. ("Big O") and the directors of Big O Tire Dealers of America ("BOTA") have been working together to formulate a financeable acquisition proposal to acquire the outstanding stock of Big O following the Investment Committee's rejection of our offer to acquire such stock at the price of $16.00 per share.

     Based upon our efforts, we continue to believe that the combination of Big O's senior management and dealers can offer the best price available and can close a transaction in the shortest time. Thus, we are now in a position to submit to you for your consideration a new proposal on behalf of a group to be formed by an entity comprised of those franchised Big O Tire Dealers who elect to participate and the undersigned members of Big O's senior management to acquire all outstanding shares of common stock of Big O for $16.50 per share in a cash merger. Our proposal is subject to:

     (i) The obtaining of financing commitments on acceptable terms sufficient to finance the acquisition. As you are aware, we have made substantial progress in arranging the necessary elements of financing and believe commitments will be in place within 10 days of the execution of a merger agreement.

     (ii) Participation in the acquisition group by not less than 80% of the shares held by Big O's ESOP and the ability of the ESOP to obtain an acceptable fairness opinion.

     (iii) Participation in the acquisition group by not less than 85% of franchised Big O Tire Dealers.

     (iv) Negotiation of a definitive merger agreement.

     In consideration of our efforts to consummate the proposed merger, we request that Big O agree that:

     (1) This letter agreement shall not supersede or amend the terms of any of our prior agreements with respect to fees or indemnification.

     (2) Big O will promptly advance or reimburse the expenses incurred by the undersigned from February 9, 1995 through the execution of a definitive merger agreement in such efforts in excess of the amount previously agreed to in our prior letters, subject to: (i) our agreement to submit such expenses incurred after your acceptance of this offer to you for reimbursement in increments of approximately $25,000, and (ii) your ability to halt, at any time, upon 24 hours notice in writing to John B. Adams, your reimbursement obligation hereunder with respect to future expenses not yet incurred. We agree that should we not consummate the proposed merger for any reason other than the reason set forth in the following sentence, we will reimburse Big O for 20% of the expenses reimbursed to us by Big O pursuant to this paragraph in excess of the amounts previously agreed to in our letter of December 13, 1994. The undersigned shall not be obligated to reimburse any of Big O's expense reimbursements pursuant to the preceding sentence if the proposed merger is not consummated because the Investment Committee fails to recommend or withdraws its recommendation of the consummation of the proposed transaction because of the possibility of engaging in another transaction either (x) on terms which the Investment Committee has not determined in good faith to be less favorable to Big O and its shareholders than the transaction proposed by the undersigned or (y) at a per share price in excess of $16.50.

     (3) Subject to applicable Nevada corporate law, Big O will indemnify and hold harmless the undersigned and any other Big O dealers who participate in the negotiations of the proposed transaction and each of their respective employees, managers, and agents, for all costs and expenses (including attorney fees) in connection with or arising out of any actions brought or threatened relating to, directly or indirectly, the proposed transaction. Such indemnification shall survive the termination of this letter agreement.

     (4) While a definitive merger agreement is being negotiated, no material expenditures will be made by Big O without the written consent of the undersigned and no expenditures of any amount will be made by Big O in contemplation of a restructuring or a reorganization introducing business units.

     We reserve the right to withdraw our proposal without prior notice in the event that Big O solicits further proposals from any third party or initiates any action which would result in a major change in the assets, capitalization or corporate structure of Big O (including the incurrence of additional debt other than for seasonal working capital needs for inventory and receivables).

If this proposal is acceptable to you and you agree to the indemnification and reimbursement requests made in this letter, please indicate your acceptance and agreement by signing in the space provided below on the enclosed copy and returning such copy to Steve Cloward or John Adams no later than 8:00 a.m., June 7, 1995, at which point this proposal, unless accepted, will expire.

                              Very truly yours,

Management participants:

Steven P. Cloward   John B. Adams
Ron Lautzenheiser   Brad Findlay
Thomas L. Staker    Philip J. Teigen
Bruce H. Ware       Gregory L. Roquet
Dennis J. Fryer          Kelly A. O'Reilly
Allen E. Jones                           BOTA


By:  /s/ Steven P. Cloward              By:
     Steven P. Cloward                       Wes Stephenson, President


ACCEPTED AND AGREED TO:

Big O Tires, Inc.


By:
     Frank L. Carney, Chairman of the Investment Committee

Date:  June __, 1995
Big O Tires, Inc.
June 2, 1995
Page 3





If this proposal is acceptable to you and you agree to the indemnification and reimbursement requests made in this letter, please indicate your acceptance and agreement by signing in the space provided below on the enclosed copy and returning such copy to Steve Cloward or John Adams no later than 8:00 a.m., June 7, 1995, at which point this proposal, unless accepted, will expire.

                              Very truly yours,

Management participants:

Steven P. Cloward   John B. Adams
Ron Lautzenheiser   Brad Findlay
Thomas L. Staker    Philip J. Teigen
Bruce H. Ware       Gregory L. Roquet
Dennis J. Fryer          Kelly A. O'Reilly
Allen E. Jones                          BOTA


By:                           By:  /s/ Wes Stephenson
     Steven P. Cloward                  Wes Stephenson, President


ACCEPTED AND AGREED TO:

Big O Tires, Inc.


By:
     Frank L. Carney, Chairman of the Investment Committee

Date:  June __, 1995